Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 30, 2009
LIBBEY INC. ANNOUNCES FIRST QUARTER RESULTS
Working Capital Reductions Drive $14.4 Million of Net Cash Provided by Operating
Activities
TOLEDO, OHIO, APRIL 30, 2009—Libbey Inc. (OTC Bulletin Board: LYBI) announced today that net sales were $157.9 million in the first quarter of 2009, compared to $187.3 million in the prior year first quarter. Libbey reported a net loss of $27.9 million, or $1.89 per diluted share, for the quarter ended March 31, 2009, compared to a net loss of $3.5 million, or $0.24 per diluted share, in the prior-year first quarter.
Working Capital and Liquidity
As of March 31, 2009, working capital, defined as inventories and accounts receivable less accounts payable, decreased by $13.8 million from $206.9 million to $193.1 million compared to December 31, 2008. This is primarily the result of significantly lower inventories and reduced receivables, as the Company continues to be successful in its cash management efforts. Working capital as a percentage of last twelve months net sales was 24.7 percent, the lowest percentage in over ten years.
Free cash flow, as detailed in the attached Table 3, was $9.5 million, compared to a use of $37.5 million in the first quarter of 2008. The primary contributors were the improved working capital performance and lower capital expenditures, as well as the fact that, during the first quarter of 2008, a $19.6 million payment to Vitro S.A. was made related to the purchase of Crisa in 2006. This was the highest first quarter free cash flow generation in over ten years and represented a $16.5 million improvement as compared to the fourth quarter of 2008.
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Libbey reported that it had available capacity of $49.0 million under its Asset Based Loan (ABL) credit facility as of March 31, 2009, and cash on hand of $16.5 million. This compares to availability of $44.6 million and cash on hand of $13.3 million at December 31, 2008. Total debt outstanding decreased by $9.9 million during the quarter.
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We exceeded our expectations in cash flow generation and inventory reduction for the quarter, resulting in improved liquidity.” Mr. Meier added, “While we continued to be impacted by the global economic recession, we were pleased with the stronger performance in both our U.S. foodservice and retail shipments in February and March.”
First Quarter Special Charges
In the first quarter of 2009, Libbey recorded pretax special charges of $4.9 million, or $0.34 per share. These charges included pretax restructuring and other charges of $2.4 million associated with the recent closure of the Company’s ceramic dinnerware manufacturing facility in Syracuse, New York, and the planned closure of its distribution center in Mira Loma, California, in May 2009. These closures were first announced on December 9, 2008. The principal components of the charges included inventory write-downs, depreciation expense, employee severance, and other expenses. Approximately $0.2 million of these charges resulted in cash payments during the first quarter of 2009. The remaining $2.5 million of special charges recorded relates to a pension settlement charge arising from lump sum payments to retirees during the first quarter of 2009.
First Quarter Results
For the quarter ended March 31, 2009, net sales were $157.9 million, compared to $187.3 million in the year-ago quarter. North American Glass net sales were $108.7 million (see Table 4), compared to $127.5 million in the first quarter of 2008. The sales results were attributable to a reduction of over 29 percent in the sales of Crisa product and a decline in sales to U. S. and Canadian customers of 7 percent in retail glassware and 4 percent in foodservice glassware. Foodservice sales to glassware customers in the United States were down less than 1 percent. Approximately 14 percent of the over 29 percent reduction at Crisa was related to the devaluation of the Mexican peso. These decreases were partially offset by higher shipments to U.S. business-to-business customers, which were up over 2 percent. North American Other sales decreased $5.2 million, as shipments to Syracuse China, World Tableware and Traex customers were down approximately 20 percent. International sales decreased nearly 21 percent as the result of reduced sales to customers of Royal Leerdam and Crisal, partially offset by a 5 percent increase in sales to Libbey China customers. Approximately half of the decreased sales in the International segment are attributable to an unfavorable currency impact on European sales. International sales decreased approximately11 percent, excluding the currency impact.
The Company reported a loss from operations of $12.1 million during the quarter, compared to income from operations of $9.5 million in the year-ago quarter. Normalized
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loss from operations was $7.3 million as detailed in Table 1. Contributing to the decrease in normalized income from operations were reduced capacity utilization, reflecting our effort to reduce inventories, and lower sales. These factors were partially offset by lower spending on labor, raw materials, packaging, repairs, natural gas, electricity, distribution costs and a reduction of $1.0 million in selling, general and administrative expenses.
Loss before interest and taxes was $12.1 million, compared to earnings before interest and taxes (EBIT) of $10.2 million in the year-ago quarter. Normalized EBIT for the first quarter of 2009 was a loss of $7.1 million. As detailed in Table 4, normalized EBIT was a loss of $6.1 million for North American Glass, compared to normalized EBIT of $7.1 million in the first quarter of 2008, as a result of the lower sales and lower capacity utilization. North American Other reported normalized EBIT for the first quarter of 2009 of $1.3 million, down from $3.8 million in the first quarter of 2008. The decrease in normalized EBIT in 2009 is attributable to lower income from operations at World Tableware, Syracuse China and Traex. The International segment reported an EBIT loss of $2.3 million, compared to an EBIT loss of $0.7 million in the year-ago quarter. The lower EBIT was primarily related to lower capacity utilization at Libbey China and lower international sales.
Libbey reported that normalized earnings before interest, taxes, depreciation and amortization (EBITDA), as detailed in Table 2, were $3.9 million in the first quarter of 2009, compared to normalized EBITDA of $21.5 million in the year-ago quarter. The lower EBITDA was primarily a function of the lower income from operations.
Interest expense was $17.2 million, which was consistent with the year-ago-period. Higher debt, primarily driven by the payment-in-kind (PIK) notes, was offset by lower variable interest rates.
The effective tax rate decreased to 4.7 percent for the quarter, compared to 49.8 percent in the year-ago quarter. A significant reason for the Company’s effective tax rate change from the year-ago quarter was the recognition of valuation allowances in the United States, the Netherlands and Portugal. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate. Libbey reported its net loss was $27.9 million, or $1.89 per diluted share, compared to a net loss of $3.5 million, or diluted loss per share of $0.24, in the first quarter of 2008.
Webcast Information
Libbey will hold a conference call for investors on Thursday, April 30, 2009, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
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This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks, pandemics or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary
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designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2009	2008
Net sales	$157,853	$187,276
Freight billed to customers	345	668

Total revenues	158,198	187,944

Cost of sales (1)	147,482	157,607

Gross profit	10,716	30,337

Selling, general and administrative expenses (1)	22,374	20,859
Special charges (1)	396	—

(Loss) income from operations	(12,054)	9,478
Other (expense) income (1)	(37)	753

(Loss) earnings before interest and income taxes	(12,091)	10,231
Interest expense	17,179	17,151

Loss before income taxes	(29,270)	(6,920)
Benefit from income taxes	(1,377)	(3,443)

Net loss	$(27,893)	$(3,477)

Net loss per share:
Basic	$(1.89)	$(0.24)

Diluted	$(1.89)	$(0.24)

Weighted average shares:
Outstanding	14,741	14,580

Diluted	14,741	14,580

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS

Cash	$16,463	$13,304
Accounts receivable — net	74,555	76,072
Inventories — net (1)	169,426	185,242
Other current assets	16,314	17,167

Total current assets	276,758	291,785

Pension asset	8,640	9,351

Goodwill and purchased intangibles — net	190,246	192,857

Property, plant and equipment — net	304,135	314,847

Other assets	12,132	12,714

Total assets	$791,911	$821,554

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$2,810	$3,284
Accounts payable	50,896	54,428
Accrued liabilities	76,535	62,272
Pension liability (current portion)	1,778	1,778
Nonpension postretirement benefits (current portion)	4,684	4,684
Other current liabilities	25,784	23,463
Long-term debt due within one year	9,895	1,117

Total current liabilities	172,382	151,026

Long-term debt	528,151	545,856
Pension liability	110,002	109,505
Nonpension postretirement benefits	57,889	57,197
Other liabilities	15,502	15,859

Total liabilities	883,926	879,443

Common stock, treasury stock, capital in excess of par value and warrants	204,295	203,051
Retained deficit	(173,710)	(145,154)
Accumulated other comprehensive loss	(122,600)	(115,786)

Total shareholders’ equity	(92,015)	(57,889)

Total liabilities and shareholders’ equity	$791,911	$821,554

(1)	Inventory for 2009 has been reduced by $1,118 for write-downs related to our restructuring charges at Syracuse.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008
Operating activities
Net loss	$(27,893)	$(3,477)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	11,728	11,296
Loss (gain) on asset sales	9	(7)
Change in accounts receivable	410	(230)
Change in inventories	11,284	(11,020)
Change in accounts payable	(2,043)	(9,898)
Non-cash restructuring charges	1,550	—
Payable to Vitro	—	(19,575)
Pension & nonpension postretirement	2,971	278
Accrued liabilities & prepaid expenses	16,101	9,411
Income taxes	(1,963)	(5,586)
Other operating activities	2,230	669

Net cash provided by (used in) operating activities	14,384	(28,139)

Investing activities
Additions to property, plant and equipment	(4,940)	(9,352)
Proceeds from asset sales and other	67	41

Net cash used in investing activities	(4,873)	(9,311)

Financing activities
Net (repayments) borrowings	(6,003)	8,595
Dividends	—	(364)

Net cash (used in) provided by financing activities	(6,003)	8,231

Effect of exchange rate fluctuations on cash	(349)	282

Increase (decrease) in cash	3,159	(28,937)

Cash at beginning of period	13,304	36,539

Cash at end of period	$16,463	$7,602

In accordance with the SEC’s Regulation G, tables 1, 2, 3 and 4 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1

Reconciliation of “As Reported” results to “Normalized” results
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2009			2008
				As Reported &
	As Reported	Special Charges	Normalized	Normalized
Net sales	$157,853	$—	$157,853	$187,276
Freight billed to customers	345	—	345	668

Total revenues	158,198	—	158,198	187,944

Cost of sales	147,482	1,823	145,659	157,607

Gross profit	10,716	(1,823)	12,539	30,337
Selling, general and administrative expenses	22,374	2,500	19,874	20,859
Restructuring charges	396	396	—	—

(Loss) income from operations	(12,054)	(4,719)	(7,335)	9,478
Other (expense) income	(37)	(229)	192	753

(Loss) earnings before interest and income taxes	(12,091)	(4,948)	(7,143)	10,231

Interest expense	17,179	—	17,179	17,151

(Loss) income before income taxes	(29,270)	(4,948)	(24,322)	(6,920)

Provision (benefit) for income taxes	(1,377)	—	(1,377)	(3,443)

Net loss	$(27,893)	$(4,948)	$(22,945)	$(3,477)

Net loss per share:
Basic	$(1.89)	$(0.34)	$(1.56)	$(0.24)

Diluted	$(1.89)	$(0.34)	$(1.56)	$(0.24)

Weighted average shares:
Outstanding	14,741			14,580

Diluted	14,741			14,580

	Pension		Total
	Settlement	Restructuring	Special
Special Charges Detail:	Charge	Charges	Charges
Cost of sales	$—	$1,823	$1,823

SG&A	2,500	—	2,500

Restructuring charges	—	396	396

Other expense	—	229	229

Total	$2,500	$2,448	$4,948

Restructuring charges are related to the closure of our Syracuse, New York manufacturing facility and our Mira Loma, California distribution center.
The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

Table 2
Reconciliation of Net (Loss) Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months ended March 31,
	2009	2008
Reported net loss	$(27,893)	$(3,477)

Add:
Interest expense	17,179	17,151
Benefit from income taxes	(1,377)	(3,443)
Depreciation and amortization	11,728	11,296

EBITDA	(363)	21,527

Add:
Special Charges	4,948	—
Less: Depreciation expense included in Special Charges and also in Depreciation and Amortization above	(705)	—

Normalized EBITDA	$3,880	$21,527

Table 3
Reconciliation of Net Cash provided by (used in) Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three Months ended March 31,
	2009	2008
Net cash provided by (used in) operating activities	$14,384	$(28,139)
Capital expenditures	(4,940)	(9,352)
Proceeds from asset sales and other	67	41

Free Cash Flow	$9,511	$(37,450)

Table 4

Summary Business Segment information
(Dollars in thousands)

	Three months ended March 31,
	2009	2008
Net Sales:
North American Glass	$108,743	$127,477
North American Other	21,377	26,583
International	28,851	36,387
Eliminations	(1,118)	(3,171)

Consolidated Net Sales	$157,853	$187,276

Normalized Earnings (Loss) before Interest & Taxes (EBIT):
North American Glass	$(6,123)	$7,072
North American Other	1,326	3,818
International	(2,346)	(659)

Consolidated Normalized EBIT	$(7,143)	$10,231

Normalized Depreciation & Amortization: (1)
North American Glass	$6,447	$6,553
North American Other	638	756
International	3,938	3,987

Consolidated Normalized Depreciation & Amortization	$11,023	$11,296

(1) Normalized Depreciation & Amortization excludes $705 of depreciation expense that is included in Special Charges below.

Special Charges:
North American Glass	$2,502	$—
North American Other	2,446	—
International	—	—

Consolidated Special Charges	$4,948	$—

Reconciliation of Normalized EBIT to Net Loss:
Segment Normalized EBIT	$(7,143)	$10,231
Special charges	(4,948)	—
Interest Expense	(17,179)	(17,151)
Income Taxes	1,377	3,443

Net Loss	$(27,893)	$(3,477)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.